Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
El Paso Electric Company:

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of El Paso Electric Company and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive operations, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. The audit report on the consolidated financial statements refers to a change in the Company’s method of accounting for asset retirement obligations in 2003.

/s/ KPMG LLP

El Paso, Texas
March 28, 2005